OTR EXPRESS, INC.

                       804 N. Meadowbrook Drive
                         Olathe, Kansas 66062

               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                     TO BE HELD ON MAY 14, 2001

TO ALL STOCKHOLDERS:

   You are cordially invited to attend the Annual Meeting of Stockholders
(the "Annual Meeting") of OTR Express, Inc. (the "Company") to be held on Monday, May 14, 2001, at 3:00 p.m., Kansas City time, at the Overland Park Marriott Hotel, 10800 Metcalf Avenue, Overland Park, Kansas, for the following purposes:

     (1) To elect three Class C directors to serve until the 2004 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

     (2) To ratify the selection by the Board of Directors of the firm of Arthur Andersen LLP as the independent auditors for the Company for 2001;

     (3) To act upon a proposal which the Company has been informed will be proposed by a stockholder of the Company regarding classification of Directors;

     (4) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

   Holders of record of the Company's Common Stock, $.01 par value, as of the close of business on March 16, 2001, will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be kept at the Company's offices at 804 N. Meadowbrook Drive, Olathe, Kansas 66062 for a period of ten days prior to the Annual Meeting and will be available at the Annual Meeting for examination by any stockholder for any purpose germane to the Annual Meeting.

                                   BY ORDER OF THE BOARD OF DIRECTORS

                                   William P. Ward, Chairman of the Board
Dated: April 10, 2001

        IMPORTANT----YOUR PROXY CARD AND A RETURN ENVELOPE ARE ENCLOSED

     You are urged to sign, date and mail your proxy card even though you may plan to attend the Annual Meeting. No postage is required if your proxy card is mailed in the United States in the enclosed return envelope. If you attend the Annual Meeting, you may vote by proxy card or you may withdraw your proxy card and vote in person as described in the Proxy Statement. By returning your proxy card promptly, a quorum will be better assured at the Annual Meeting, which will prevent costly follow-up and delays.

                            OTR EXPRESS, INC.

                        804 N. Meadowbrook Drive
                          Olathe, Kansas 66062



                     ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD MAY 14, 2001

                            PROXY STATEMENT

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of OTR Express, Inc. (the "Company") for use at its Annual Meeting of Stockholders (the "Annual Meeting") to be held on Monday, May 14, 2001, at 3:00 p.m., Kansas City time, at the Overland Park Marriott Hotel, 10800 Metcalf Avenue, Overland Park, Kansas, and any adjournment or postponement of such meeting. This Proxy Statement, the enclosed proxy card and the Company's Annual Report for the year ended December 31, 2000 (the "Annual Report") are first being mailed or given to stockholders on or about April 10, 2001.

     Proxies. Shares represented by a duly completed and executed proxy card received prior to or at the Annual Meeting will be voted at the Annual Meeting if not revoked prior thereto. If a stockholder specifies a choice on a duly executed proxy card with respect to any matter to be acted upon, the shares will be voted in accordance with the choices specified in the proxy card with respect to the proposals described in this Proxy Statement. If a duly executed proxy card is returned but no voting choice is specified, the shares represented by the proxy card will be voted in favor of proposal one (election as directors of the nominees named in this Proxy Statement or cumulated for one or more nominees in the proxies' discretion), for proposal two (ratification of auditors) and against proposal three (stockholder proposal regarding classification of directors). None of the proposals are related to or conditioned on the approval of any other proposal. Any person delivering a duly executed proxy has the power to revoke it at any time before it is voted by delivering to the Secretary of the Company either (i) a written notice of revocation or (ii) a properly executed later-dated proxy with different voting instructions, or (iii) by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, constitute the revocation of a proxy card. Stockholders who have instructed a broker to vote their shares must follow directions received from the broker in order to change their vote or to vote at the Annual Meeting.

     Other Matters. Management of the Company does not intend to present any matter at the Annual Meeting and presently knows of no other matter to be presented at the Annual Meeting, except for those matters described in the notice of Annual Meeting. Should any other matters properly come before the Annual Meeting, including, among other things, consideration of a motion to adjourn or postpone the Annual Meeting to another time or place for the purposes of soliciting additional proxies, the persons designated as proxies in the proxy card will have the discretion to vote as they see fit.

     Solicitation and Expense. The Company will bear all the costs of solicitation of proxies and preparing, assembling, printing and mailing the Proxy Statement, the proxy card and additional materials which may be furnished to stockholders. In addition to the use of the mails, proxies may be solicited by personal contact, telephone, facsimile or telegraph by regular employees of the Company, and the Company will reimburse brokers, custodians, fiduciaries or other persons for their reasonable expenses in forwarding proxy solicitation materials to beneficial owners of Company shares held by them.

     Record Date and Voting Rights. Only stockholders of record of the Company's common stock, $.01 par value ("Common Stock"), at the close of business on March 16, 2001 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, the Company had 1,782,022 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each holder of Common Stock is entitled to one vote per share on each matter to properly come before the Annual Meeting. Stockholders do not have any dissenters' rights of appraisal in connection with any of the matters to be voted upon.

    Quorum. The Bylaws of the Company require that a majority of the votes of the shares of Common Stock issued, outstanding and entitled to vote at the Annual Meeting be present in person or represented by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business.

     Voting Requirements; Effects of Votes Against and Abstentions. Provided a quorum is present, of the votes represented by holders of the Common Stock present in person or by proxy at the Annual Meeting and entitled to vote, the affirmative vote of (a) a plurality is required for the election of directors and (b) a majority is required for the ratification of auditors and the stockholder proposal regarding classification of the Board of Directors. Votes that are cast against any proposal and abstentions are counted both for purposes of determining the presence or absence of a quorum and the total number of votes represented on the proposal.

     Broker Non-Votes. Under the rules that govern brokers who have record ownership of Common Stock that are held in brokerage accounts for their clients who are the beneficial owners of such shares, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on routine matters, but not on non-routine matters. The proposals to be acted upon at the Annual Meeting include both routine matters such as the election of directors and the ratification of auditors, and non-routine matters such as the stockholder proposal. Therefore, with regard to proposal one (election of directors) and proposal two (ratification of auditors), a broker may cast a vote on behalf of a beneficial owner from whom the broker has not received instructions by returning to the Company a proxy card indicating such vote; with regard to proposal three (stockholder proposal), the broker cannot cast a vote on behalf of a beneficial owner. The broker's inability to vote with respect to the non-routine matters is referred to as a "broker non-vote." Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for determining the number of votes represented on non-routine matters.

     Cumulative Voting.  In the election of directors, holders of Common
Stock are entitled to elect three directors, with the three candidates who receive the highest number of affirmative votes being elected. In electing directors, stockholders have the right to cumulate their votes and give one candidate the number of votes equal to the number of directors to be elected (three) multiplied by the number of shares of Common Stock held in their name on the Record Date or to distribute such votes among as many candidates as they see fit. Stockholders may cumulate their votes by writing the number of votes which they wish to cast after the name or names of the nominee or nominees with respect to whom they are voting cumulatively, as provided on the proxy card. The shares voted will then be cumulated in the manner described above

     The Company. The Company's principal executive office is located at 804 N. Meadowbrook Drive, Olathe, Kansas 66062.

               STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                              AND MANAGEMENT

     The Company's only voting securities outstanding are the Common Stock.
The following table sets forth the beneficial ownership of the Common Stock as of February 28, 2001 by each person and group known to the Company to be the beneficial owner of more than 5% of its Common Stock.

     Name and Address of       Amount and Nature of
      Beneficial Owner        Beneficial Ownership(1)       Percent of Class(1)
William P. Ward
 804 N. Meadowbrook Dr.
 Olathe, KS 66062             250,476(2)                    13.97%

Janice K. Ward
 804 N. Meadowbrook Dr.
 Olathe, KS 66062             250,476(2)                    13.97%

Estate of Robert B. Westphal
 109 N. 6th Street
 Fort Smith, AR 72901         247,600(3)                    13.89%

Dr. Ralph E. MacNaughton
 #17 Wycklow
 Overland Park, KS 66207      131,237(4)                    7.34%

(FN1) Calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Nature of beneficial ownership of shares of Common Stock is direct unless indicated otherwise by footnote. Beneficial ownership as shown in the table arises from sole voting power and sole investment power unless otherwise indicated by footnote.

(FN2) Includes 140,772 shares owned of record by Associated Commercial Analysts Corporation ("ACA"), which is 100% owned by Mr. and Mrs. Ward. Also includes 3,100 shares held jointly by Mr. and Mrs. Ward; 43,358 shares held by a trust for which Mrs. Ward is trustee with voting and dispositive power; and 7,059 and 4,234 shares purchasable pursuant to options which are currently exercisable by Mr. Ward and Mrs. Ward, respectively. In addition, includes 51,953 shares owned by the ESOP of which Mr. Ward is the sole trustee, with sole voting and dispositive power. Of the shares owned by the ESOP, 5,251 and 1,960 shares have been allocated to the ESOP accounts of Mr. Ward and Mrs. Ward, respectively.

(FN3) As reflected on the Schedule 13D dated February 12, 2001 filed by such stockholder.

(FN4) Includes 116,237 shares held in a family limited partnership of which Dr. MacNaughton is trustee and 10,000 shares held in his individual retirement account. Also includes 5,000 shares purchasable pursuant to options that are currently exercisable by Dr. MacNaughton.

     The following table sets forth, with respect to the Company's Common
Stock as of February 28, 2001, (i) shares beneficially owned by all directors
(current and nominee) and named executive officers of the Company, and (ii) total shares beneficially owned by all executive officers and directors of the Company, as a group.

                            Amount and Nature of Beneficial
Name of Beneficial Owner            Ownership(1)            Percent of Class(1)
William P. Ward                     250,476(2)              13.97%
Janice K. Ward                      250,476(2)              13.97%
Dr. Ralph E. MacNaughton            131,237(3)               7.34%
Dr. James P. Anthony                 74,615(4)               4.18%
Dean W. Graves                       53,323(5)               2.98%
Steven W. Ruben                      48,985(6)               2.70%
Terry G. Christenberry               13,000(7)                  *
Charles M. Foudree                    7,000(8)                  *
All executive officers and
directors as a group (9 persons)    583,940(9)              31.45%

*   Less than one percent (1%).

(FN1)   See footnote (1) to the table on the preceding page.
(FN2)   See footnote (2) to the table on the preceding page.
(FN3)   See footnote (4) to the table on the preceding page.
(FN4) Includes 2,700 and 24,400 shares held by Dr. Anthony's pension trust and profit sharing trust, respectively, 26,220 shares owned by his spouse and 5,580 shares held for the benefit of his children. Also includes 5,000 shares purchasable pursuant to options which are currently exercisable by Dr. Anthony.
(FN5) Includes 8,905 shares owned by Mr. Graves'spouse for which Mr. Graves disclaims beneficial ownership, 500 shares owned jointly with his spouse, and 21,250, 11,783 and 1,000 shares held by his HR-10 retirement plan, profit sharing trust and individual retirement account, respectively. Also includes 5,000 shares purchasable pursuant to options which are currently exercisable by Mr. Graves.
(FN6) Includes 3,000 shares held in Mr. Ruben's individual retirement account. Also includes 29,508 shares purchasable pursuant to options which are currently exercisable by Mr. Ruben.
(FN7) Includes 2,000 shares held in Mr. Christenberry's individual retirement account and 2,000 shares held by Mr. Christenberry's spouse in her individual retirement account, for which Mr. Christenberry disclaims beneficial ownership. Also includes 5,000 shares purchasable pursuant to options which are currently exercisable by Mr. Christenberry.
(FN8) Includes 1,000 shares held by Mr. Foudree's trust and 1,000 shares held in the individual retirement account of his spouse. Also includes 5,000 shares purchasable pursuant to options which are currently exercisable by Mr. Foudree.
(FN9) Includes 74,860 shares purchasable pursuant to options which are currently exercisable and 51,953 shares owned by the ESOP of which Mr.
Ward is the sole trustee, with sole voting and dispositive power. Of the shares owned by the ESOP, a total of 9,531 of the ESOP shares have been allocated to the accounts of the Company's executive officers.

                            PROPOSAL ONE:
                     ELECTION OF CLASS C DIRECTORS

     The number of directors constituting the Board of Directors has been fixed at seven. The Articles of Incorporation of the Company divide the Board of Directors into three classes of directors, as nearly equal in number as possible, who serve staggered terms. The term of office of one class of directors expires each year in rotation so that one class is elected at each Annual Meeting of Stockholders for a full three-year term.

Nominees. The following table contains certain information concerning each of the individuals nominated by the Board of Directors for election as a Class C Director at the 2001 Annual Meeting. Each is presently a director whose term expires in 2001. Each Class C Director to be elected at the 2001 Annual Meeting will serve until the Annual Meeting of Stockholders in 2004 or until his or her successor is elected and qualified. In the absence of instructions to the contrary, shares represented by a signed proxy card returned to the Company will be voted for the election of the three nominees named below, and the votes represented by such shares may be cumulated, in the discretion of the designated proxies. In the unanticipated event that any nominee should become unavailable to serve as director prior to election, the Board of Directors, in its discretion, may designate a substitute nominee and shares represented by a signed proxy card returned to the Company will be voted for the election of such substitute nominee. Management recommends a vote
FOR the election of the three nominees for Class C Director named below.

Name of Nominee                  Director       Principal Occupation for Last
for Director            Age       Since       Five Years and Directorships Held

Dr. James P.            53        1989        Dr. Anthony has been a
 Anthony (5)(6)                               radiologist in the Carondelet
                                              Radiology Group at St. Joseph's
                                              Hospital in Kansas City, Missouri,
                                              for more than the prior five
                                              years.

Charles M.              56        1994        Mr. Foudree was Executive Vice
 Foudree (1)(3)(4)(5)                         President-Finance and a director
                                              of Harmon Industries, Inc., a
                                              manufacturer of signal and control
                                              systems for railroads and mass
                                              transit systems worldwide, located
                                              in Blue Springs, MO, and served
                                              with Harmon in a variety of
                                              executive positions from 1972
                                              until he retired in June 1999.

Janice K. Ward (2)     61        1985         Mrs. Ward has been a Vice
                                              President and a director of the
                                              Company since its incorporation
                                              in 1985. Mrs. Ward was
                                              secretary of the Company from
                                              1985 until February 1998.  Since
                                              1974, Mrs. Ward has been an
                                              officer and director of Associated
                                              Commercial Analysts
                                              ("ACA"), an affiliate of the
                                              Company.  ACA has acted as a
                                              general partner for various real
                                              estate limited partnerships. ACA
                                              is presently managing three
                                              such partnerships.  ACA also
                                              performs bookkeeping and tax
                                              preparation services for a variety
                                              of customers with a current
                                              emphasis in serving owner
                                              operators. Mrs. Ward is the wife
                                              of William P. Ward and the
                                              sister-in-law of Dean W. Graves.


(1)   Member of the Strategy Committee.
(2)   Member of the Risk Management Committee.
(3)   Member of the Compensation Committee.
(4)   Member of the Investor and Public Relations Committee.
(5)   Member of the Governance Committee.
(6)   Member of the Audit Committee.

                           The Board of Directors

     Continuing Directors. The following table contains certain information concerning the Board members whose terms do not expire in 2001 and continue after the Annual Meeting:

                                   Current
                           Director Term    Principal Occupation for Last
Name                    Age  Since Expires   Five Years and Directorships Held
Terry G.
 Christenberry (1)(6)   54   1992   2002    Mr. Christenberry has been the
                                            President and a director of
                                            Christenberry Collet & Company Inc.,
                                            an investment banking firm located
                                            in Kansas City, Missouri, since its
                                            incorporation in June 1994.  From
                                            1987 to June 1994, Mr. Christenberry
                                            was Executive Vice President and a
                                            director of H.B. Oppenheimer &
                                            Company Inc., an investment banking
                                            firm located in Kansas City,
                                            Missouri.  Mr. Christenberry
                                            is a director of Smithway Motor
                                            Xpress Corporation.


Dean W. Graves (4)(5)   66   1991   2002    Mr. Graves has been the sole owner
                                            of Dean Graves, FAIA Architectural
                                            Firm, located in Kansas City,
                                            Missouri, for more than the prior
                                            five years.  Mr. Graves is the
                                            brother-in-law of Mr. and Mrs. Ward.

Dr. Ralph E.
 MacNaughton (2)(3)(6)  72   1988   2003    Dr. MacNaughton has been retired
                                            since June 1994.  He had been a
                                            radiologist in the Carondelet
                                            Radiology Group at St. Joseph's
                                            Hospital in Kansas City, Missouri,
                                            for more than the prior five years.

William P. Ward
 (1)(2)(4)(5)           62   1985   2003    Mr. Ward founded the Company and
                                            has been Chairman of the Board since
                                            its incorporation in 1985.  From
                                            1985 to February 1998, Mr. Ward was
                                            President and Chief Executive
                                            Officer of the Company.  In
                                            October 1999, Mr. Ward resumed the
                                            position of President and Chief
                                            Executive Officer of the Company.
                                            Since 1974, Mr. Ward has been
                                            Chairman and an officer of
                                            Associated Commercial Analysts
                                            Corporation ("ACA"), an affiliate
                                            of the Company that has acted as a
                                            general partner for various real
                                            estate limited partnerships. ACA
                                            is presently managing three such
                                            partnerships.  ACA also performs
                                            bookkeeping and tax preparation
                                            services for a variety of
                                            customers with a current emphasis
                                            in serving owner operators.  Mr.
                                            Ward is the husband of Janice K.
                                            Ward and the brother-in-law of Dean
                                            W. Graves.




(1) Member of the Strategy Committee.
(2) Member of the Risk Management Committee.
(3) Member of the Compensation Committee.
(4) Member of the Investor and Public Relations Committee.
(5) Member of the Governance Committee.
(6) Member of the Audit Committee.

     Meetings of Board of Directors and Committees. The business and affairs of the Company are managed by its Board of Directors. The Board has established a Governance Committee, an Audit Committee, a Compensation Committee, an Investor and Public Relations ("IR/PR") Committee, a Strategy Committee and a Risk Management Committee. The entire Board of Directors acts as the nominating committee exclusively responsible for selecting candidates for election as directors. The Governance Committee's primary responsibility is to provide the organization framework and guidance for the affairs of the Board of Directors. The Audit Committee's responsibilities include making recommendations to the Board of Directors of the firm to be engaged to audit the Company and reviewing with the independent auditors the plan for, and results of, the auditing engagement and the Company's internal accounting controls. The Compensation Committee is responsible for reviewing and approving the salaries and classifications of the Company's executive officers and other significant employees and the Company's personnel policies and administering the Company's stock option plans. The IR/PR Committee's responsibilities include creating oversight policies for investor and public relations objectives. The Strategy Committee primary responsibility is to review and participate in the development of strategic plans with management. The Risk Management Committee is responsible for reporting to the board on the Company's compliance with overall risk management policy guidelines. The Board of Directors of the Company held ten meetings last year. During 2000, the Audit Committee held two meetings and the Compensation Committee held three meetings. Except for organizational meetings, the Governance Committee, IR/PR Committee, Risk Management Committee, and Strategy Committee did not formally meet during 2000. During 2000, except as noted below, each director attended at least 75% of the directors' meetings (and at least 75% of the meetings of committees on which he or she served) during the period for which he or she was a director (and during the period for which he or she served as a committee member). Dr. James P. Anthony attended 60% of the board meetings held during 2000.

     Report of the Audit Committee. The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. The Committee is composed of three independent Directors, met two times in fiscal 2000, and operates under a written charter (Appendix A) adopted by the Board of Directors. Management of the Company has the primary responsibility for the financial statements and the reporting process, including the Company's systems of internal controls.

    In fulfilling its oversight responsibilities, the Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of the Company's financial reporting and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the auditors' written disclosures required by the Independence Standards Board.

   The Audit Committee also discussed with the Company's independent auditors the overall scope and plans for their audit. The Audit Committee meets periodically with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

   The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company's auditors are in fact "independent".

   Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Audit Committee also evaluated and recommended to the Board the reappointment of the Company's independent auditors for fiscal 2001.

                                         Audit Committee

                                         Dr. James P. Anthony
                                         Terry G. Christenberry
                                         Dr. Ralph E. MacNaughton




     Compensation Committee Interlocks and Insider Participation.
The Compensation Committee consists entirely of non-employee Directors of the Company. Mr. Ward, who was an employee of the Company and prior to 1999 was an executive officer of the Company, served on the Compensation Committee in 1999 until he resumed the role of President and Chief Executive Officer in October 1999. Mr. Ward attends Compensation Committee meetings as an ex officio, nonvoting participant. There are no Compensation Committee interlocks with other companies.

     Compensation of Directors. Non-employee directors are each paid annual fees of $2,400 for serving on the Company's Board of Directors, plus $200 for each meeting of the Board (and $100 for each meeting of a committee of the Board) they attend. Mr. Christenberry's director's fees were paid to his employer, Christenberry Collet & Company Inc. ("Christenberry Collet"). A total of $21,400 was earned by non-employee directors for service on the Board during 2000. Employee-directors do not receive annual fees or fees for attendance at meetings. In addition to the foregoing fees, commencing in 1996 and annually thereafter each non-employee director who has served as a director for more than one year is granted a stock option for 1,000 shares of Common Stock pursuant to the 1996 Directors' Stock Option Plan.




       (The remainder of this page has been left blank intentionally.)

                            Executive Officers

     Information About Other Executive Officers. In addition to those executive officers listed in the foregoing table of Board nominees and continuing Directors, the Company's other executive officers as of December 31, 2000 are listed below. Each executive officer is appointed by the Board of Directors annually and will serve until re-appointed or until his or her successor is appointed and qualified. The following information relating to the Company's executive officers is with respect to their ages, principal occupations and positions during the past five years and other biographical information.


Name                            Age   Principal Occupation for Last Five Years

Steven W. Ruben                 39    Mr. Ruben has been Vice President -
                                      Finance and Chief Financial Officer of
                                      the Company since November 1995.  From
                                      October 1987 to November 1995, Mr. Ruben was an Audit Manager for Mayer Hoffman
                                      McCann, Certified Public Accountants,
                                      in Kansas City, Missouri.

Christine D. Schowengerdt       47    Ms. Schowengerdt has been the Company's
                                      Treasurer since its incorporation in 1985.



       (The remainder of this page has been left blank intentionally.)

     Executive Compensation. The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 (determined as of the end of the last year) for the years ended December 31, 2000, 1999 and 1998. Mr. Ward served as President and Chief Executive Officer until February 1, 1998, and he resumed the role of President and Chief Executive Officer in October 1999. There were no option grants to executive officers who are listed in the following table during 2000.

                       Summary Compensation Table

                                         Long Term Compensation
                 Annual Compensation         Awards   Payouts
                               Other  Restricted Securities             All
Name and                       Annual Stock      Underlying   LTIP      Other
Principal   Year  Salary Bonus Compen-Awards(s)  Options/     Payouts   Compen-
Position           ($)    ($)  sation   ($)      SARS          ($)      sation
                                ($)               (#)                    ($)
William P.  2000 170,445  0       0     0            0        0        8,660(3)
Ward,       1999  79,658  0       0     0            0        0           0
Chairman    1998 121,557  0       0     0            0        0           0
and CEO

Steven W.   2000 134,965  0   70,000(1) 0            0        0           0
Ruben,      1999 129,601  0   20,000(1) 0            0        0           0
Vice        1998 107,240  0      0      0         20,000      0           0
President-
Finance and
Chief
Financial
Officer

Jeffrey T. 2000   94,327  0   33,000(1) 0            0        0        4,413(3)
Brown,     1999   91,760  0   10,000(1) 0            0        0           0
Vice       1998   80,160  0      0      0         10,000      0           0
President,
Operations


(FN1) Includes the principal payments in connection with the Stock Purchase Assistance Agreements, as amended. The payments for Mr. Ruben and Mr.
Brown were $70,000 and $33,000, respectively. These amounts were paid in order for Messrs. Ruben and Brown to pay off a portion of the principal balance of their stock loans by the same amount. In addition to repaying principal on the stock loans, Messrs. Ruben and Brown are responsible for paying income taxes on amounts paid to them in connection with their stock loans out of their own funds. They are also responsible for paying interest charges on the stock loans out of their own funds. These amounts do not include the impact of income taxes or interest for Mr.
Ruben or Mr. Brown. For more information, see "Stock Purchase Assistance Agreements" below.

(FN2) Mr. Brown resigned his position with the Company effective September 1, 2000.

(FN3)   This represents payment for unused vacation.

      Aggregated Option Exercises in Last Fiscal Year And Option Values at
                            December 31, 2000
                                               Number of             (A)
                                               Securities          Value of
                                               Underlying         Unexercised
                                               Unexercised        In-the-money
                      Shares                    Options             Options
                     Acquired                  at year end        at year end
                        on        Value           (#)                 ($)
                     Exercise    Realized     Exercisable/        Exercisable/
 Name                  (#)         ($)        Unexercisable       Unexercisable
William P. Ward       -0-        -0-           7,059/-0-          -0-/-0-

Steven W. Ruben       -0-        -0-          29,508/-0-          -0-/-0-

(FNA) Market value of underlying securities at year-end minus the exercise or base price of "in-the-money" options.

     Stock Purchase Assistance Agreements. In 1998, the Company entered into certain agreements designed to help facilitate increased investments in the Company's Common Stock by certain key executive officers. The Company had such Stock Purchase Assistance Agreements ("Assistance Agreements") with each of Messrs. Ruben and Brown and two other executive officers who are no longer employed by the Company. The Company agreed to guarantee payment of personal loans in the amount of $120,000 and $60,000 (the "Stock Loans") obtained from HSBC Business Loans, Inc. ("HSBC") by Mr. Ruben and Mr. Brown, respectively, for their purchase in 1998 of 16,460 shares and 10,000 shares of Common Stock, respectively, to the extent that the pledge value of the stock purchase (deemed equal to one-half of its market value) is less than the outstanding principal balance of such loans (the "Guaranty Agreements"). Pursuant to the original Assistance Agreements, the Company agreed to pay to such officers during the six year term of each officer's respective Stock Loan the amount of principal owed from time to time under their respective Stock Loan (i) for such periods as such officer remains employed by the Company in an officer position or (ii) if such officer's employment is terminated without cause by the Company (or by a successor entity after a change of control). In 2000, the agreements were amended to allow for the payoff of the loans by the Company after a change of control and to shorten the terms of the loans. Such officers remained the primary obligor under their respective Stock Loans, however, and to the extent the Company is required to pay amounts to HSBC under Guaranty Agreements, such officers agreed to reimburse the Company and failure by either such officer to make such reimbursement entitles the Company to terminate officer's employment for cause (thereby eliminating the Company's obligations to make further payments under such officer's Assistance Agreement). Effective September 1, 2000, Mr. Brown terminated his employment with the Company, and the Company paid to him $13,000, which he applied (together with his own funds) to pay off the $30,000 balance on his stock loan. The amount of the Company's guarantee as of December 31, 2000 was approximately $30,000, which represents the then remaining loan principal balance for Mr. Ruben.

          Compensation Committee Report On Executive Compensation

     On an annual basis, the Compensation Committee reviews the salaries and performance adjustments of the executive officers, is responsible for administration of the OTR Express, Inc. 1991 Stock Option Plan ("1991 Option Plan") and the Amended and Restated 1996 Stock Option

Plan ("1996 Option Plan"), and oversees the administration of the Company's compensation program.

     In accordance with Securities and Exchange Commission rules designed to enhance disclosure of companies' policies toward executive compensation, the following report is submitted by the below listed committee members in their capacity as the Board's Compensation Committee. The report addresses the Company's compensation policy as it related to the executive officers for 2000.

     General Compensation Policy.  The Compensation Committee of the
Board of Directors was, and continues to be, guided by a belief that executive compensation should reflect the Company's performance consisting of the Company's revenue, operating ratio (operating expenses divided by operating revenue), operating income, earnings per share, return on equity and return on assets while at the same time considering surrounding competitive pressures, retention of key executive officers and individual performance as evidenced by informal evaluations. The Compensation Committee has not yet adopted a policy with respect to the $1,000,000 limitation on deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

     2000 Compensation. To accomplish the Company's compensation policy, the executive compensation package integrates (i) annual base salary, (ii) current year performance adjustments to such salary, and (iii) stock option grants under the 1996 Option Plan. The overall compensation policy, as implemented, endeavors to enhance the profitability of the Company (and, thus, stockholder value) by tying the financial interests of management with those of the Company.

     Base Salary. The Compensation Committee initially determines the amount of executive officer base salary based on factors such as prior level of pay, quality of experience, responsibilities of position and salary levels of similarly positioned executives in other companies. Once base salary has been determined, the Compensation Committee divides the executive officers into two groups: Operating Officers and Administrative Officers. The Operating Officers consist of Mr. Ward (Chief Executive Officer) and Mr. Ruben (Chief Financial Officer). The administrative officers consist of Mrs. Ward (Vice President) and Ms. Schowengerdt (Treasurer and Secretary).

     For Operating Officers, the Compensation Committee has adopted a policy that base salaries will be annually adjusted based on factors such as prior level of pay, quality of experience, responsibilities of position, salary levels of similarly positioned executives in other companies and the general changes in the cost of living standards as published by the Department of Labor.

     For Administrative Officers, raises are determined subjectively by the CEO, and Mrs. Ward's compensation is approved by the Compensation Committee. Such raises are based upon informal evaluations by the CEO and, to a lesser extent, other executive officers.

     Performance Adjustments. During 2000, there were no formal executive officer bonus programs in place.

     Stock Option Awards. The Compensation Committee may also award stock options to executive officers under the 1996 Option Plan. In general, the Committee believes that stock options are an effective incentive for executives to create value for stockholders since the value of an option bears a direct relationship to appreciation in the Company's stock price.
Obviously, when stockholder value decreases, the stock options granted to executives either decrease in value or have no value. There were no stock option grants to named executive officers in 2000.

     In January 2000, the Compensation Committee authorized the granting of options to Glen Rittgers, an executive officer who was formerly Vice President of Sales and Marketing for the Company, to acquire 30,000 shares of Common Stock under the 1996 Option Plan. The executive officer subsequently terminated his employment with the Company and the options expired in 2000.
No options authorized under the 1996 Option Plan were granted to employees other than this executive officer in 2000.

     CEO Compensation.  The Compensation Committee decided to leave Mr.
Ward's annual base salary unchanged effective January 1, 2000 based on factors including quality of experience, responsibilities of position, results of the Company and salary levels of similarly positioned executives in other Companies.

     Summary. The Compensation Committee believes that the executive officers of the Company are dedicated to achieving significant improvements in long-term financial performance and that the compensation policies and programs contribute to achieving this senior management focus. The Compensation Committee believes that the compensation levels during 2000 adequately reflect the Company's compensation goals and policies.

     The Compensation Committee report is submitted by:

                                 Dr. Ralph E. MacNaughton
                                 Charles M. Foudree




       (The remainder of this page has been left blank intentionally.)

                            Company Performance

     The following graph shows a comparison of cumulative total returns for the Company, the American Stock Exchange ("AMEX") Market Index, and an industry index based on the applicable Standard Industrial Classification code
("SIC Industry Index").
                    Comparison of Cumulative Total Return
        (OTR Express, Inc., AMEX Market Index and SIC Industry Index)

                     OTR
                     Express,                               SIC Industry
Measurement Period   INC.       AMEX Market Index       Trucking, except local
12/31/95             100.00     100.00                  100.00
12/31/96              77.78     105.52                   94.46
12/31/97             130.56     126.97                  136.50
12/31/98             111.11     125.25                  131.32
12/31/99              34.72     156.15                  126.89
12/31/00              11.11     154.23                  135.15




     The above graph compares the performance of the Company with that of the AMEX Market Index and the SIC Industry Index, with the investment weighted on market capitalization. The total cumulative return on investment (change in stock price plus reinvested dividends) for the Company, the AMEX Market Index and the SIC Industry Index is based on the stock prices as of December 31, 1995, assuming a $100 investment.

     The SIC Industry Index is comprised of all those companies with a four digit SIC code of 4213 (Trucking, except local).

     Certain Relationships and Other Transactions.  Mr. Terry
Christenberry, a director of the Company, is the president and a director of Christenberry Collet, an investment banking firm which provided financial advisory services to the Company in 2000 for which the Company paid approximately $19,000. The Company expects that Christenberry Collet may provide financial advisory services in 2001.

     Mr. William P. Ward, Chairman and CEO of the Company, is also president and a director of ACA, which provides bookkeeping services to owner operators hired by the Company. Mrs. Janice K. Ward, Vice President of the Company, is also an officer and director of ACA. ACA provided services to the Company in 2000 totaling approximately $22,000. The Company expects that ACA may provide services to the Company in 2001.

     The disinterested members of the Board of Directors unanimously approved these transactions with Christenberry Collet and ACA as being in the best interest of, and fair to, the Company.

     Section 16 Reporting.  Based solely upon a review of Forms 3, 4 and
5 and amendments thereto furnished to the Company with respect to the Company's last fiscal year, the Company is not aware of any reports required to be filed with the Securities and Exchange Commission under Section 16(a) of the Securities Exchange Act of 1934, as amended, that were filed late or not filed by the Company's officers or directors with respect to such year, except for late filing of Form 4's for certain estate distributions to be filed for each of William P. Ward, Janice K. Ward and Dean W. Graves. The Estate of Robert B. Westphal is the only known beneficial owner of more than 10% of the Company's Common Stock that is not also an officer or director.

                              PROPOSAL TWO:
                   APPROVAL OF INDEPENDENT AUDITORS

     For 2000, Arthur Andersen LLP served as the independent auditors for the Company and audited the financial statements of the Company including reports to the stockholders and others. The Board of Directors has selected and appointed Arthur Andersen LLP as the independent auditors for the Company for the year ending December 31, 2001. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting. Such representative will have the opportunity to make a statement and is expected to be available to respond to appropriate questions from stockholders. The affirmative vote of the holders of a majority of the shares present or represented by Proxy at the Annual Meeting is necessary for the approval of the selection of independent auditors.

     During fiscal year 2000, the Company retained Arthur Andersen LLP, its principal auditor, to provide services in the following categories and amounts:

     Audit                               $46,500
     Financial information systems          -
     All other fees (tax and advisory)    17,600
     Total                               $64,100

     The Board of Directors recommends that the stockholders vote for the following resolution which will be presented at the Annual
Meeting:

     "RESOLVED, that the selection by the Board of Directors of Arthur Andersen LLP as the Company's independent auditors for the year ending December 31, 2001 be, and hereby is, ratified."

                              PROPOSAL THREE
                     STOCKHOLDER PROPOSAL REGARDING
                  DECLASSIFICATION OF BOARD OF DIRECTORS

   Arctic Financial Corporation ("Arctic"), P.O. Box 5324, Clinton, New Jersey 08809, has requested that the following proposal be included in this Proxy Statement. Arctic has advised the Company that it is the owner of 10,000 shares of Company Common Stock. Arctic's proposal and its relating supporting statement are followed by a recommendation of the Board of Directors. The Board of Directors disclaims any responsibility for the content of Arctic's proposal and its statement in support of the proposal, which are presented in the form received from Arctic.

   Arctic's proposal is as follows:

   "The stockholders of OTR Express, Inc., urge the Board of Directors to take the necessary action required, as soon as may be possible, to insure that upon the expiration of the terms of each of the present Directors, their subsequent election, if eligible to stand for re-election, shall be on an annual basis so that in the future, all Directors shall be elected annually."

   Arctic's supporting statement is as follows:

   "The Board of Directors of OTR Express, Inc., has previously committed to modifying the Board structure to improve the Board's ability to represent stockholders more effectively and professionally. In addition, the Board made a commitment to broaden outside Director representation. The Board, however, has failed to follow through on these commitments. By insisting that each Director face election on an annual basis, stockholders will have a more timely and effective mechanism for insuring that the Board is effectively discharging its obligation to responsibly oversee management strategies.
It is unclear whether recent management turmoil contributed to, or was caused by, the Board's lack of oversight. Annual Director elections will assure stockholder interests are being represented effectively and professionally."

                    "WE URGE YOU TO VOTE FOR THIS PROPOSAL"

   The Board of Directors unanimously recommends that stockholders vote AGAINST Arctic's proposal for the following reasons:

   The Company's Board of Directors has been divided into three classes since the annual meeting of stockholders in 1992, with each director generally serving a three-year term except in the case of resignations or vacancies. The annual election of one-third of the Board, rather than the entire Board, is an obstacle to any sudden and disruptive attempts to obtain control of the Company without Board involvement. The Board of Directors has observed that certain takeover tactics, such as hostile tender or exchange offers and greenmail, have been applied to companies without anti-takeover provisions such as a classified board. The Company's classified Board of Directors may discourage such tactics because the classified nature of the Board requires not one but two successive stockholder meetings to elect a majority of Directors. For this reason, a person or entity seeking to acquire control of the Company is encouraged to initiate such action through arms' length negotiations with management and the Board of Directors, who are in a position to negotiate a transaction that is fair to all of the Company's stockholders. A classified Board permits a more orderly process for directors to consider any and all alternatives to maximize shareholder value, in the exercise of their fiduciary responsibility.

   The Board also believes that a classified Board is better able to maximize shareholder value, particularly through the development and execution of long-term strategic plans and the avoidance of the disruption to employees, customers, business partners and others that wholesale turnover of top management may bring.

   It should be noted that adoption of this proposal would not in itself effectuate the annual election of all directors but would simply amount to a request that the Board consider taking the "necessary action" to insure future annual election of all directors. If the Board were to consider such a request in the interests of the Company and its stockholders, it would then have to approve a formal amendment to the Company's articles of incorporation to delete the classified board provision and submit such amendment to stockholders for their approval at a subsequent meeting of stockholders.

   THE BOARD OF DIRECTORS BELIEVES THAT IT IS IN THE INTERESTS OF
THE COMPANY AND ITS STOCKHOLDERS TO REJECT THIS PROPOSAL.  THE
BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE
AGAINST THIS STOCKHOLDER PROPOSAL.



     Deadline for Future Stockholder Proposals. In the event any stockholder intends to present a proposal at the next annual meeting of Stockholders to be held in 2002, such proposal must be received by the Secretary of the Company, in writing, on or before December 11, 2001, to be considered for inclusion in the Company's proxy statement relating to the next annual meeting of Stockholders.

     Annual Report. A copy of the Company's Annual Report (including financial statements and schedules, as filed with the SEC) accompanies this Proxy Statement. The Annual Report is not part of the proxy solicitation materials.

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL
MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN TO THE COMPANY THE ACCOMPANYING PROXY CARD.



                                          BY THE BOARD OF DIRECTORS


                                          William P. Ward
April 10, 2001                            Chairman of the Board

                                                                EXHIBIT A

                             OTR Express, Inc.

                       Charter of the Audit Committee


      The Board of Directors of OTR Express, Inc. (the "Company") hereby adopts this charter to govern the composition of its Audit Committee (the "Committee") and the scope of the Committee's duties and responsibilities, and to set forth specific actions the Board of Directors expects the Committee to undertake to fulfill those duties and responsibilities.

I.   Statement of Purpose

      The Committee will assist the Board of Directors in overseeing and monitoring the Company's financial reporting process. The duties of the Committee are ones of oversight and supervision. It is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The primary responsibility for the Company's financial statements and internal controls rests with senior management. Similarly, it is not the duty of the Committee to conduct investigations or to assure compliance with laws and regulations or the Company's compliance programs. The Board of Directors recognizes that the Committee will rely on the advice and information it receives from the Company's management and its independent auditors. The Board expects that the Committee will maintain free and open communication with the other directors, the Company's independent auditors and the financial management of the Company.

II.   Composition of the Audit Committee

   The Committee shall be comprised of at least three members of the Board of Directors, with the number of members to be determined from time to time by the Board. The members shall be designated by the Board of Directors, and each of them shall, in the judgment of the Board, be independent of management, as that term is defined by Section 121A of the Amex Listing Standards, Policies and Requirements, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

   Each member of the Committee shall, in the judgment of the Board, be able to read and understand fundamental financial statements or will be able to do so within a reasonable period of time after his or her appointment to the Committee. In addition, the Committee shall include at least one person who, in the judgment of the Board, has past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

   Unless the Board has previously designated the Chair, the members of the Committee may designate a Chair by majority vote.

III.   Meetings

   The Committee shall meet at least four (4) times annually, or more frequently as the Committee may from time to time determine may be appropriate. One or more of these meetings shall include separate executive sessions with the Company's Chief Financial Officer and the independent auditors. Unless, in the Committee's judgment, circumstances dictate otherwise, the meetings shall occur quarterly in conjunction with a review of the Company's quarterly financial results.

IV.   DUTIES AND RESPONSIBILITIES OF THE AUDIT COMMITTEE.

   The duties and responsibilities of the Committee shall include the following:

   A.   Independent Auditors

           1. Receive the written disclosures and letter from the Company's independent auditors contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as may be modified or supplemented, and discuss with the auditors any issues required to be discussed regarding their objectivity and independence.

           2. Annually evaluate the qualifications and prior performance of the Company's current independent auditors. Ensure that the independent auditors submit a formal written statement delineating all relationships between itself and the Company. Based on these representations regarding independence and the results of such evaluation, determine whether to recommend to the Board of Directors that the independent auditors should be reappointed or replaced. If a determination is made to recommend that the current independent auditors should be replaced, recommend to the Board of Directors such replacement.

           3. Meet with the independent auditors and financial management of the Company in advance of the annual audit to review its proposed scope, the proposed scope of the quarterly reviews, and the procedures to be followed in conducting the audit and the reviews.

           4.   Approve the compensation of the independent auditors.

           5. Review with the independent auditors any matters required to be discussed by Statement of Auditing Standards No. 61, as may be modified or supplemented.

           6. Review and discuss the Company's financial statements proposed to be included in the Company's Annual Report on Form 10-K with the Company's financial management and independent auditors. Receive assurances from financial management and the auditors that such financial statements contain no material misstatements or omissions. If deemed appropriate, after consideration of the reviews and assurances, including, without limitation, pursuant to Section IV.A.1 above, recommend to the Board of Directors that the financial statements be included in the Annual Report on Form 10-K.

           7. Review and discuss the Company's financial statements contained in the Company's Quarterly Reports on Form 10-Q with the Company's financial management and independent auditors. Receive assurances from the Company's financial management that the financial statements included in the Company's reports do not contain any material misstatements or omissions, and receive assurances that the independent auditors learned of no material misstatements or omissions in the course of their review of such financial statements.

           8. Discuss at least annually with the Company's independent auditors the adequacy and effectiveness of the Company's internal controls. Review the management letter issued by the independent auditors and management's response thereto. Periodically assess action management has taken or progress it has made in addressing issues raised by the independent auditors.

   B.   Management

            1. Review all related party transactions and potential conflict of interest situations involving the Company's principal stockholders or members of the Board of Directors or senior management.

            2.   Prepare the disclosure required of this Committee by S-K
            Item 306 of the Securities and Exchange Commission regulations to be included in the Company's annual proxy statement.

            3. Review this charter on an annual basis and make recommendations to the Board of Directors concerning any changes deemed appropriate.